Exhibit 3.1

AMENDMENT NO. 1

TO

THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY MIDSTREAM, L.P.

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), dated as of December 21, 2011 (the “Partnership Agreement”), is entered into effective as of September 27, 2013 at the direction of NRGM GP, LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(e) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner, to reflect a change in the fiscal year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year of the Partnership; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(e) of the Partnership Agreement, that it is necessary and appropriate to amend the Partnership Agreement to change the fiscal year of the Partnership from September 30 to December 31.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

1. Amendment. Section 8.2 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.”

2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first written above.

GENERAL PARTNER:

NRGM GP, LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President and Chief Executive Officer